Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

June 26, 2008

To:	Calibert Explorations, Ltd..

As independent registered certified public accountants, we hereby consent to use in this Registration Statement on Form S-1, of our report dated, January 24, 2008, relating to the consolidated financial statements of Calibert Explorations, Ltd. and to the reference to our Firm under the caption “Named Experts and Counsel” appearing in the Prospectus.

JEWETT, SCHWARTZ, & ASSOCIATES

/s/Jewett, Schwartz, Wolfe & Associates

2514 HOLLYWOOD BOULEVARD, SUITE 508 • HOLLYWOOD, FLORIDA 33020 • TELEPHONE (954) 922-5885 FAX • (954) 922-5957
MEMBER – AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS • FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
PRIVATE COMPANIES PRACTICE SECTION OF THE AICPA • REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD OF THE SEC